EXHIBIT 99.2

KAR Auction Services, Inc.
First Quarter 2021 Supplemental Financial Information
May 4, 2021

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended March 31, 2021
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss)	$(5.8)	$56.7	$50.9
Add back:
Income taxes	4.1	19.5	23.6
Interest expense, net of interest income	21.4	9.3	30.7
Depreciation and amortization	44.6	2.4	47.0
Intercompany interest	0.1	(0.1)	—
EBITDA	64.4	87.8	152.2
Non-cash stock-based compensation	4.9	0.7	5.6
Acquisition related costs	1.5	—	1.5
Securitization interest	—	(6.8)	(6.8)
(Gain)/Loss on asset sales	1.0	(0.8)	0.2
Severance	0.5	0.2	0.7
Foreign currency (gains)/losses	2.2	—	2.2
Contingent consideration adjustment	11.2	—	11.2
Unrealized gains on investment securities	—	(43.5)	(43.5)
Other	0.2	(0.3)	(0.1)
Total addbacks/(deductions)	21.5	(50.5)	(29.0)
Adjusted EBITDA	$85.9	$37.3	$123.2

	Three Months Ended March 31, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Consolidated
Net income (loss)	$(18.6)	$21.4	$2.8
Add back:
Income taxes	(5.2)	7.2	2.0
Interest expense, net of interest income	23.7	13.5	37.2
Depreciation and amortization	44.4	3.3	47.7
Intercompany interest	0.8	(0.8)	—
EBITDA	45.1	44.6	89.7
Non-cash stock-based compensation	4.6	0.7	5.3
Acquisition related costs	1.4	—	1.4
Securitization interest	—	(11.4)	(11.4)
Loss on asset sales	0.5	—	0.5
Severance	1.8	—	1.8
Foreign currency (gains)/losses	0.4	—	0.4
Other	0.8	0.1	0.9
Total addbacks/(deductions)	9.5	(10.6)	(1.1)
Adjusted EBITDA	$54.6	$34.0	$88.6

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	March 31, 2021
Net income (loss)	$(32.3)	$47.1	$(17.1)	$50.9	$48.6
Add back:
Income taxes	(4.6)	10.9	(3.4)	23.6	26.5
Interest expense, net of interest income	30.6	29.2	30.3	30.7	120.8
Depreciation and amortization	46.5	46.5	50.6	47.0	190.6
EBITDA	40.2	133.7	60.4	152.2	386.5
Non-cash stock-based compensation	2.9	3.9	3.0	5.6	15.4
Acquisition related costs	0.9	2.4	4.1	1.5	8.9
Securitization interest	(6.0)	(3.7)	(6.2)	(6.8)	(22.7)
Loss on asset sales	0.5	0.1	0.2	0.2	1.0
Severance	6.5	2.3	0.9	0.7	10.4
Foreign currency (gains)/losses	2.7	0.1	1.7	2.2	6.7
Goodwill and other intangibles impairment	29.8	—	—	—	29.8
Contingent consideration adjustment	—	—	4.7	11.2	15.9
Unrealized gains on investment securities	—	—	—	(43.5)	(43.5)
Other	2.5	0.4	(1.3)	(0.1)	1.5
Total addbacks/(deductions)	39.8	5.5	7.1	(29.0)	23.4
Adjusted EBITDA	$80.0	$139.2	$67.5	$123.2	$409.9

Results of Operations

KAR Results

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2021	2020
Revenues
Auction fees	$235.5	$255.3
Service revenue	187.6	236.2
Purchased vehicle sales	92.7	75.5
Finance-related revenue	65.8	78.5
Total revenues	581.6	645.5
Cost of services*	330.4	394.6
Gross profit*	251.2	250.9
Selling, general and administrative	149.0	162.4
Depreciation and amortization	47.0	47.7
Operating profit	55.2	40.8
Interest expense	30.9	38.0
Other income, net	(50.2)	(2.0)
Income before income taxes	74.5	4.8
Income taxes	23.6	2.0
Net income	$50.9	$2.8
Net income per share
Basic	$0.25	$0.02
Diluted	$0.25	$0.02

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended March 31, 2021 and 2020
Overview
For the three months ended March 31, 2021, we had revenue of $581.6 million compared with revenue of $645.5 million for the three months ended March 31, 2020, a decrease of 10%. Businesses acquired in 2020 accounted for an increase in revenue of $25.2 million or 4% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $0.7 million, or 1%, to $47.0 million for the three months ended March 31, 2021, compared with $47.7 million for the three months ended March 31, 2020. The decrease in depreciation and amortization was primarily the result of a reduction in assets placed in service, resulting from a reduction in capital spending.
Interest Expense
Interest expense decreased $7.1 million, or 19%, to $30.9 million for the three months ended March 31, 2021, compared with $38.0 million for the three months ended March 31, 2020. The decrease was primarily attributable to a decrease in the weighted average interest rate of approximately 1% and a decrease of $9.5 million in the average outstanding balance of corporate debt for the three months ended March 31, 2021, compared with the three months ended March 31, 2020. In addition, there was a decrease in interest expense at AFC of $4.3 million, which resulted from a decrease in the average finance receivables balance for the three months March 31, 2021, as compared with the three months ended March 31, 2020.

Other Income, Net
The Company invests in certain early-stage automotive companies and funds that relate to the automotive industry. We believe these investments have resulted in the expansion of relationships in the vehicle remarketing industry. Realized gains on these investments were $17.0 million for the three months ended March 31, 2021. The Company had unrealized gains of $43.5 million at March 31, 2021, as a result of a recent public offering for one of these investment securities. Any future changes in the fair value of these investment securities will be reflected as unrealized gains or losses until these securities are sold.
For the three months ended March 31, 2021, we had other income of $50.2 million compared with $2.0 million for the three months ended March 31, 2020. The increase in other income was primarily attributable to an increase in realized and unrealized gains on investment securities of approximately $60.5 million and other miscellaneous items aggregating $0.7 million, partially offset by an increase in contingent consideration valuation of $11.2 million and an increase in foreign currency losses of $1.8 million.
Income Taxes
We had an effective tax rate of 31.7% for the three months ended March 31, 2021, compared with an effective tax rate of 41.7% for the three months ended March 31, 2020. The effective tax rate for the three months ended March 31, 2021 was unfavorably impacted by the expense for the increase in the estimated value of contingent consideration for which no tax benefits have been recorded. The decrease in the effective tax rate was primarily attributable to lower pretax earnings for the three months ended March 31, 2020. Our effective tax rate for the three months ended March 31, 2020 was calculated using the discrete-period computation method by applying the actual effective tax rate as of March 31, 2020 to our pre-tax income.
Impact of Foreign Currency
For the three months ended March 31, 2021, fluctuations in the European exchange rate increased revenue by $5.6 million, increased operating profit by $0.2 million, decreased net income by $0.3 million and had no impact on net income per diluted share. For the three months ended March 31, 2021, fluctuations in the Canadian exchange rate increased revenue by $3.8 million, operating profit by $1.2 million, net income by $0.3 million and had no impact on net income per diluted share.
Impact of COVID-19 on Our Operations
The Company has been subject to numerous orders and directives that have impacted our ability to operate our business throughout North America and in Europe. As a result of these COVID-19 related restrictions on our operations, we have adjusted our business processes so that we can continue to meet the needs of our customers while complying with the various laws, regulations, mandates and directives in each of the markets in which we operate. In many cases, we have had to limit the number of employees and customers at our physical locations at any given time and modify the delivery of services to our customers. However, these adjustments in our operations have also resulted in improvements in our performance.

During this challenging time, the Company has worked to meet the needs of the wholesale used car marketplace with its technology-based auction platforms throughout North America and in Europe. The Company believes that certain changes to its business processes that were necessitated by the COVID-19 outbreak are sustainable going forward. For example, the Company has reduced the labor required to process wholesale auction transactions and reduced its selling, general and administrative expenses.

ADESA Results

	Three Months Ended March 31,
(Dollars in millions, except per vehicle amounts)	2021	2020
Auction fees	$235.5	$255.3
Service revenue	187.6	236.2
Purchased vehicle sales	92.7	75.5
Total ADESA revenue	515.8	567.0
Cost of services*	316.9	370.7
Gross profit*	198.9	196.3
Selling, general and administrative	140.2	152.4
Depreciation and amortization	44.6	44.4
Operating profit (loss)	$14.1	$(0.5)

On-premise vehicles sold	349,000	468,000
Off-premise vehicles sold	404,000	394,000
Total vehicles sold	753,000	862,000
Auction fees per vehicle sold	$313	$296
Gross profit per vehicle sold*	$264	$228
Gross profit percentage, excluding purchased vehicles*	47.0%	39.9%
Dealer consignment mix	33%	26%
Commercial mix	67%	74%

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended March 31, 2021 and 2020
Revenue
Revenue from ADESA decreased $51.2 million, or 9%, to $515.8 million for the three months ended March 31, 2021, compared with $567.0 million for the three months ended March 31, 2020. The decrease in revenue was the result of a decrease in the number of vehicles sold, partially offset by an increase in average revenue per vehicle sold. Businesses acquired in 2020 accounted for an increase in revenue of $25.2 million. The change in revenue included the impact of an increase in revenue of $5.6 million due to fluctuations in the European exchange rate and an increase of $3.5 million due to fluctuations in the Canadian exchange rate.
On-premise marketplace sales are initiated online for vehicles at one of our locations across North America and include Simulcast, Simulcast+ and DealerBlock sales. Off-premise marketplace sales are initiated online and include Openlane, TradeRev, BacklotCars and ADESA Europe sales. The 13% decrease in the number of vehicles sold was comprised of a 25% decrease in on-premise vehicles sold and a 3% increase in off-premise vehicles sold. For the quarter ended March 31, 2021, we conducted all sales through digital marketplaces to protect the health and well-being of our workforce and customers. All vehicles were offered online, cars were not driven through the auction lanes and we limited access to our physical locations to promote social distancing measures and help prevent the spread of COVID-19.
Auction fees per vehicle sold for the three months ended March 31, 2021 increased $17, or 6%, primarily as a result of revenues related to higher vehicle values.
Service revenue for the three months ended March 31, 2021 decreased $48.6 million, or 21%, primarily as a result of the decrease in vehicles sold. Typically consigned vehicles located at our facilities utilize our service offerings at a higher rate than off-premise vehicles.

Gross Profit
For the three months ended March 31, 2021, gross profit for ADESA increased $2.6 million, or 1%, to $198.9 million, compared with $196.3 million for the three months ended March 31, 2020. Gross profit for ADESA was 38.6% of revenue for the three months ended March 31, 2021, compared with 34.6% of revenue for the three months ended March 31, 2020. Gross profit as a percentage of revenue increased for the three months ended March 31, 2021 as compared with the three months ended March 31, 2020, as we have taken measures to reduce expenses to help protect our business while our operations have been impacted by COVID-19 and vehicles sold online require less labor. In the first quarter of 2021 we also recorded a benefit of $2.2 million taken under the Canada Emergency Wage Subsidy. On March 20, 2020 our on-premise auctions were shut down in response to the COVID-19 pandemic. While revenue decreased during the closure, cost of services remained consistent, as all non-essential auction employees were paid during the closure. In addition, our gross profit as a percentage of revenue is impacted by purchased vehicles. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 47.0% and 39.9% for the three months ended March 31, 2021 and 2020, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Businesses acquired in the last 12 months accounted for an increase in cost of services of $13.8 million for the three months ended March 31, 2021.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment decreased $12.2 million, or 8%, to $140.2 million for the three months ended March 31, 2021, compared with $152.4 million for the three months ended March 31, 2020, primarily due to decreases in compensation expense of $21.4 million, professional fees of $3.6 million, marketing costs of $3.4 million, travel expenses of $2.8 million, supplies expense of $2.0 million, telecom expenses of $2.0 million, medical expenses of $1.8 million, severance of $1.7 million, bad debt expense of $1.5 million and the recording of a benefit under the Canada Emergency Wage Subsidy of $1.2 million, partially offset by selling, general and administrative expenses associated with acquisitions of $19.0 million, an increase in incentive-based compensation of $8.9 million and other miscellaneous expenses aggregating $1.3 million.

AFC Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2021	2020
Finance-related revenue
Interest and fee income	$68.6	$83.8
Other revenue	2.0	2.7
Provision for credit losses	(4.8)	(16.9)
Warranty contract revenue	—	8.9
Total AFC revenue	65.8	78.5
Cost of services*	13.5	23.9
Gross profit*	52.3	54.6
Selling, general and administrative	8.8	10.0
Depreciation and amortization	2.4	3.3
Operating profit	$41.1	$41.3

Loan transactions	372,000	448,000
Revenue per loan transaction, excluding Warranty contract revenue	$177	$155
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended March 31, 2021 and 2020
Revenue
For the three months ended March 31, 2021, AFC revenue decreased $12.7 million, or 16%, to $65.8 million, compared with $78.5 million for the three months ended March 31, 2020. The decrease in revenue was primarily the result of a 17% decrease in loan transactions and the loss of Warranty contract revenue resulting from the sale of PWI in December 2020, partially offset by a 14% increase in revenue per loan transaction.
Revenue per loan transaction, which includes both loans floorplanned and loans curtailed, increased $22, or 14%, primarily as a result of a decrease in provision for credit losses for the three months ended March 31, 2021 and an increase in loan values, partially offset by decreases in interest yield and average portfolio duration. Revenue per loan transaction excludes Warranty contract revenue.
The provision for credit losses decreased to 1.0% of the average managed receivables for the three months ended March 31, 2021 from 3.3% for the three months ended March 31, 2020.
Gross Profit
For the three months ended March 31, 2021, gross profit for the AFC segment decreased $2.3 million, or 4%, to $52.3 million, or 79.5% of revenue, compared with $54.6 million, or 69.6% of revenue, for the three months ended March 31, 2020. Excluding PWI for the three months ended March 31, 2020, AFC's gross profit as a percent of revenue was 75.5%. The increase in gross profit as a percent of revenue was primarily the result of a 16% decrease in revenue and an 44% decrease in cost of services. The decrease in cost of services was primarily the result of decreases in PWI expenses of $6.9 million, compensation expense of $2.6 million, lot audits of $0.8 million and other miscellaneous expenses aggregating $0.1 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.2 million, or 12%, to $8.8 million for the three months ended March 31, 2021, compared with $10.0 million for the three months ended March 31, 2020 primarily as a result of decreases in PWI expenses of $0.8 million, compensation expense of $0.5 million and other miscellaneous expenses aggregating $0.8 million, partially offset by an increase in incentive-based compensation of $0.9 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	March 31, 2021	December 31, 2020	March 31, 2020
(Dollars in millions)
Cash and cash equivalents	$759.0	$752.1	$293.1
Restricted cash	52.5	60.2	114.4
Working capital	869.5	924.6	694.1
Amounts available under the Revolving Credit Facility*	325.0	325.0	325.0
Cash flow from operations for the three months ended	164.5		(49.2)
*    There were related outstanding letters of credit totaling approximately $29.8 million, $28.5 million and $29.7 million at March 31, 2021, December 31, 2020 and March 31, 2020, respectively, which reduced the amount available for borrowings under the Revolving Credit Facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. The COVID-19 pandemic has had, and is continuing to have, an adverse impact on our business. As a result, we have implemented several measures that we believe will enhance liquidity for the foreseeable future. Some of these measures included furloughs, prohibiting non-essential business travel, suspending non-essential services provided by certain third parties at our locations, delaying or canceling capital projects at our on-premise marketplace locations and temporarily suspending the Company's quarterly dividend.
We have also taken advantage of legislation introduced to assist companies during this time. In the first quarter of 2021, we recorded a total of approximately $3.4 million claimed under the Canada Emergency Wage Subsidy. These credits partially offset salaries recorded in Canada. We will continue to monitor and assess the impact the CARES Act and similar legislation in other countries may have on our business and financial results. As the impact of the COVID-19 pandemic on the economy and our operations evolves, we will continue to assess our liquidity needs. A continued disruption could materially affect our liquidity.
Summary of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2021	2020
Net cash provided by (used by):
Operating activities	$164.5	$(49.2)
Investing activities	(79.2)	116.7
Financing activities	(88.7)	(197.2)
Effect of exchange rate on cash	2.6	(23.7)
Net decrease in cash, cash equivalents and restricted cash	$(0.8)	$(153.4)

Cash flow provided by operating activities was $164.5 million for the three months ended March 31, 2021, compared with cash flow used by operating activities of $49.2 million for the three months ended March 31, 2020. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as increased profitability, partially offset by a net decrease in non-cash item adjustments. We had reduced operations beginning March 20, 2020, resulting from COVID-19 restrictions on our business.

Net cash used by investing activities was $79.2 million for the three months ended March 31, 2021, compared with net cash provided by investing activities of $116.7 million for the three months ended March 31, 2020. The increase in net cash used by investing activities was primarily attributable to:
•an increase in the additional finance receivables held for investment of approximately $219.6 million; and
•an increase in investment in securities of approximately $15.3 million;
partially offset by:
•proceeds from sale of investments of approximately $21.1 million; and
•a reduction in capital expenditures of approximately $15.1 million.
Net cash used by financing activities was $88.7 million for the three months ended March 31, 2021, compared with $197.2 million for the three months ended March 31, 2020. The decrease in net cash used by financing activities was primarily attributable to:
•a smaller reduction in the obligations collateralized by finance receivables of approximately $78.6 million;
•a net increase in book overdrafts for the three months ended March 31, 2021 compared with a net decrease in book overdrafts for the three months ended March 31, 2020, resulting in a change of approximately $74.9 million; and
•a decrease in dividends paid to stockholders of approximately $24.5 million;
partially offset by:
•an increase in the repurchase of common stock of approximately $80.8 million.